Exhibit 99.1

FOR IMMEDIATE RELEASE

CORE MOLDING TECHNOLOGIES REPORTS SECOND QUARTER 2020 FINANCIAL RESULTS

COLUMBUS, Ohio - August 10, 2020 - Core Molding Technologies, Inc. (NYSE American: CMT) (“Core Molding”, “Core” or the “Company”) today announced results for the second quarter ended June 30, 2020.

The Company’s results for the three months ended June 30, 2020 reflect the impact of COVID-19, which forced many of the Company’s customers to suspend operations during the quarter. The Company had a net loss of $2.3 million in the second quarter of 2020 compared to net income of $0.2 million in the second quarter of 2019. The results for the first half of 2020 reflect the operational improvements the Company made during its turnaround as the Company generated net income of $5.7 million compared to a net loss of $3.6 million for the first half of 2019.

“The Company had operating losses in April and May due to the global effects of COVID-19, which caused many of our customers to fully or partially shut down. Although the Company reacted quickly to reduce costs, the Company could not fully offset the product sales decrease of more than 70% in April and 40% in May compared to the average monthly product sales in the first quarter of 2020,” said David Duvall, President and Chief Executive Officer. “When customers reopened in June and revenues rebounded, to approximately 85% of first quarter’s average monthly revenues, we recorded our highest monthly operating profit of the past five years. It is a clear statement that we have created a stronger company and more resilient organization,” Duvall concluded.

Net sales decreased $43.4 million, or 53.5%, for the second quarter of 2020 compared to the same period last year. The sales decline in the second quarter of 2020 was due to a reduction in customer demand from the effects of COVID-19. Although demand was significantly lower in many of the industries the Company serves, the Company’s efforts to diversify its customer base have proven beneficial, as customer demand increased compared to the second quarter 2019 from customers in industries such as residential renovation and water treatment. For the six months ended June 30, 2020 net sales decreased $51.7 million, or 33.7%, compared to the same period last year.

The Company generated strong cash flows from operations for the three and six months ended June 30, 2020 of $13.1 million and $18.5 million, respectively, due to solid operating earnings and a focused effort to reduce working capital.

“As a team we have been through significant change since we started the business transformation at the beginning of 2019, and then through the COVID-19 global shutdown we have shown that “winners win” no matter what the circumstances. I want to thank all of our team members for their commitment and dedication

Exhibit 99.1

for persevering through the challenges and for the outstanding improvements we have made,” said David Duvall, President and Chief Executive Officer. “Our employees’ commitment to our customers and the Company has allowed us to navigate through the effects of COVID-19 and minimize the negative financial impact in the face of an extremely challenging situation. I am proud to be a part of the Core Molding team,” Duvall continued.

Second Quarter 2020 Compared to Second Quarter 2019:

•	Net sales were $37.8 million compared to $81.2 million.

•	Product sales were $35.8 million compared to $75.4 million.

•	Gross margin was 7.7% compared to 10.5%.

•	Selling, general and administrative expenses were $4.1 million compared to $7.2 million.

•	Operating loss was $1.2 million compared to operating income of $1.3 million.

•	Net loss was $2.3 million, or ($0.29) per diluted share, compared with net income of $0.2 million, or $0.03 per diluted share.

•	Cash flows from operations were $13.1 million compared to $0.4 million.

First Half 2020 Compared to First Half 2019:

•	Net sales were $101.8 million compared to $153.5 million.

•	Product sales were $97.8 million compared to $146.9 million.

•	Gross margin was 13.4% compared to 7.6%.

•	Selling, general and administrative expenses were $10.6 million compared to $14.4 million.

•	Operating income was $3.1 million compared to operating loss of $2.8 million.

•	Net income was $5.7 million, or $0.67 per diluted share, compared with net loss of $3.6 million, or ($0.47) per diluted share.

•	Cash flows from operations were $18.5 million compared to $3.3 million.

Second quarter 2020 gross margin declined by 2.8 percentage points compared to second quarter 2019. Although the Company had a substantial improvement in product mix and manufacturing efficiency, the effect of lower sales as a result of COVID -19 reduced the Company’s fixed cost leverage resulting in a decrease in gross margin. For the six months ended June 30, 2020 gross margin improved 5.8 percentage points compared to the same period 2019 due to product mix and manufacturing efficiency improvements which were a direct result of the Company’s operational systems and processes implemented throughout 2019. “We continue to drive operational excellence, through all areas of our business, as a foundational building block of our strategy,” said Eric Palomaki, Executive Vice President of Operations. “Even with the effect of COVID-19, the Company was able to continue to drive operational improvements and leverage the pandemic’s forced downtime to complete important upgrades and improvement projects which will enable us to become even stronger,” continued Palomaki.

Financial Position at June 30, 2020:

•	Total assets of $165.1 million.

•	Total debt of $35.5 million.

•	Stockholders’ equity of $89.5 million.

Exhibit 99.1

The Company’s debt to equity ratio is 40%. During the second quarter 2020 the Company generated cash flows from operations in excess of $13.1 million which were used to reduce outstanding debt by $8.7 million and increase cash on hand by $3.2 million. “Through operational performance and lower working capital needs the Company reduced its outstanding debt by more than 40% from peak debt levels reached in November 2019. The Company’s efforts to refinance its existing debt facility were delayed due to COVID-19 as potential lenders wanted to see operations reopen prior to submitting final term sheets. Since operations reopened in June, the Company has been able to demonstrate to potential lenders strong operational performance and has received several new terms sheets,” said John Zimmer, Executive Vice President and Chief Financial Officer. “The Company has executed term sheets with new lenders and is targeting closing the new financing prior to September 30, 2020,” Zimmer continued.

Outlook
Although Company operations have reopened, substantial uncertainty remains about the potential future effect of COVID-19 on the North American economy and the Company’s customers operations. In the Company’s largest industry it serves, the North American truck industry, industry analysts and customer forecasts project sales to rebound from second quarter 2020 levels but to be lower for the remainder of 2020 compared to 2019. Customers in the marine industry are also projecting reductions in 2020 sales compared to 2019 resulting from the COVID-19 pandemic.

“Phase one of our transformation focused on creating robust and efficient operations as a foundation, which is a required platform from which to grow. We are now focused on strengthening our resources in technology and innovation, organizational development and profitable growth. This will enable the Company to take a much more targeted, proactive and value focused approach to the markets we serve. We have won several new programs and more than doubled our sales pipeline already and have only recently started implementation of our Go-To-Market transformation. It all starts with a foundation of operational excellence and a team with an integrity-based winning culture,” Duvall concluded.

About Core Molding Technologies, Inc.
Core Molding Technologies and its subsidiaries operate in the composites market as one operating segment as a molder of thermoplastic and thermoset structural products. The Company's operating segment consists of two component reporting units, Core Traditional and Horizon Plastics. The Company offers customers a wide range of manufacturing processes to fit various program volume and investment requirements. These processes include compression molding of sheet molding compound ("SMC"), bulk molding compounds ("BMC"), resin transfer molding ("RTM"), liquid molding of dicyclopentadiene ("DCPD"), spray-up and hand-lay-up, glass mat thermoplastics ("GMT"), direct long-fiber thermoplastics ("D-LFT") and structural foam and structural web injection molding ("SIM"). Core Molding Technologies serves a wide variety of markets, including the medium and heavy-duty truck, marine, automotive, agriculture, construction, and other commercial products. The demand for Core Molding Technologies’ products is affected by economic conditions in the United States, Mexico, and Canada. Core Molding Technologies’ manufacturing operations have a significant fixed cost component. Accordingly, during periods of changing demand, the profitability of Core Molding Technologies’ operations may change proportionately more than revenues from operations.

This press release may contain forward-looking statements within the meaning of the federal securities laws. As a general matter, forward-looking statements are those focused upon future plans, objectives or performance as opposed to historical items and include statements of anticipated events or trends and expectations and beliefs relating to matters not historical in nature. Such forward-looking statements involve known and unknown risks and are subject to uncertainties and factors relating to Core Molding Technologies' operations and business environment, all of which are difficult to predict and many of which are beyond

Exhibit 99.1

Core Molding Technologies' control.  Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expect,” “intend,” “plans,” “projects,” “believes,” “estimates,” “encouraged,” “confident” and similar expressions are used to identify these forward-looking statements. These uncertainties and factors could cause Core Molding Technologies' actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

Core Molding Technologies believes that the following factors, among others, could affect its future performance and cause actual results to differ materially from those expressed or implied by forward-looking statements made in this report: business conditions in the plastics, transportation, marine and commercial product industries (including changes in demand for truck production); federal and state regulations (including engine emission regulations); general economic, social, regulatory (including foreign trade policy) and political environments in the countries in which Core Molding Technologies operates; the adverse impact of coronavirus (COVID-19) global pandemic on our business, results of operations, financial position, liquidity or cash flow, as well as impact on customers and supply chains; safety and security conditions in Mexico and Canada; dependence upon certain major customers as the primary source of Core Molding Technologies’ sales revenues; efforts of Core Molding Technologies to expand its customer base; the ability to develop new and innovative products and to diversify markets, materials and processes and increase operational enhancements; the actions of competitors, customers, and suppliers; failure of Core Molding Technologies’ suppliers to perform their obligations; the availability of raw materials; inflationary pressures; new technologies; regulatory matters; labor relations; labor availability; the loss or inability of Core Molding Technologies to attract and retain key personnel; the Company's ability to successfully identify, evaluate and manage potential acquisitions and to benefit from and properly integrate any completed acquisitions; federal, state and local environmental laws and regulations; the availability of capital; the ability of Core Molding Technologies to provide on-time delivery to customers, which may require additional shipping expenses to ensure on-time delivery or otherwise result in late fees and other customer charges; risk of cancellation or rescheduling of orders; management’s decision to pursue new products or businesses which involve additional costs, risks or capital expenditures; inadequate insurance coverage to protect against potential hazards; equipment and machinery failure; product liability and warranty claims; and other risks identified from time to time in Core Molding Technologies’ other public documents on file with the Securities and Exchange Commission, including those described in Item 1A of the Annual Report on Form 10-K for the year ended December 31, 2019.

Company Contact: John Zimmer Vice President & Chief Financial Officer 614-870-5604 jzimmer@coremt.com

(See Accompanying Tables)

Exhibit 99.1

CORE MOLDING TECHNOLOGIES, INC.
Condensed Consolidated Statements of Income (Loss) (Unaudited)
(in thousands, expect per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2019	2018
Net sales:
Products	$35,847	$75,442	$97,777	$146,892
Tooling	1,959	5,805	4,053	6,621
Total net sales	37,806	81,247	101,830	153,513

Total cost of sales	34,903	72,756	88,161	141,872

Gross margin	2,903	8,491	13,669	11,641

Selling, general, and administrative expense	4,109	7,224	10,614	14,390

Operating income (loss)	(1,206)	1,267	3,055	(2,749)

Other income and expense
Interest expense	1,197	869	2,371	1,765
Net periodic post-retirement benefit cost	(20)	(24)	(40)	(48)
Total other income and expense	1,177	845	2,331	1,717

Loss before taxes	(2,383)	422	724	(4,466)

Income tax expense (benefit)	(111)	213	(4,965)	(830)

Net (loss)	$(2,272)	$209	$5,689	$(3,636)

Net (loss) per common share:
Basic	$(0.29)	$0.03	$0.67	$(0.47)
Diluted	$(0.29)	$0.03	$0.67	$(0.47)

Exhibit 99.1

Condensed Consolidated Balance Sheets
(in thousands)

	As of 6/30/2020 (Unaudited)	As of 12/31/2019
Assets:
Cash	$4,604	$1,856
Accounts Receivable, net	21,582	32,424
Inventories, net	16,225	21,682
Other Current Assets	9,118	5,263
Property, Plant and Equipment, net	76,528	79,206
Goodwill	17,376	17,376
Intangibles, net	12,490	13,464
Right of Use Asset	3,832	4,484
Other Long-Term Assets	3,363	3,551
Total Assets	$165,118	$179,306

Liabilities and Stockholders' Equity
Current Portion of Long-Term Debt	$35,360	$49,451
Accounts Payable	11,955	19,910
Contract Liabilities	3,078	3,698
Compensation and Related Benefits	6,508	5,515
Accrued Other Liabilities	6,973	5,260
Other Non-Current Liabilities	3,838	3,119
Post Retirement Benefits Liability	7,954	7,927
Stockholders' Equity	89,452	84,426
Total Liabilities and Stockholders' Equity	$165,118	$179,306

Exhibit 99.1

Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Six Months Ended
	June 30,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$5,689	$(3,636)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	5,588	5,180
Deferred income tax	517	—
Share-based compensation	704	866
Gain on foreign currency translation	(45)	17
Change in operating assets and liabilities:
Accounts receivable	10,842	(2,745)
Inventories	5,457	1,798
Prepaid and other assets	(3,667)	2,367
Accounts payable	(7,910)	(1,412)
Accrued and other liabilities	1,438	1,060
Post retirement benefits liability	(130)	(198)
Net cash provided by operating activities	18,483	3,297

Cash flows from investing activities:
Purchase of property, plant and equipment	(1,644)	(5,201)
Net cash used in investing activities	(1,644)	(5,201)

Cash flows from financing activities:
Gross repayments on revolving line of credit	(59,357)	(98,473)
Gross borrowings on revolving line of credit	47,349	101,201
Payment from term loan	175	—
Payment of principal on terms loans	(2,258)	(1,688)
Payment of deferred loan costs	—	(434)
Payment related to the purchase of treasury stock	—	(60)
Net cash used in financing activities	(14,091)	546

Net change in cash and cash equivalents	2,748	(1,358)

Cash and cash equivalents at beginning of period	1,856	1,891

Cash and cash equivalents at end of period	$4,604	$533

Cash paid for:
Interest	$2,377	$1,660
Income Taxes	$302	$1,016

Non cash:
Fixed asset purchases in accounts payable	$146	$368

Exhibit 99.1

	Three Months Ended
	June 30,
	2020	2019
Cash flows from operating activities:
Net income (loss)	$(2,272)	$209
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,765	2,618
Deferred income tax	—	—
Share-based compensation	388	516
Gain on foreign currency translation	29	36
Change in operating assets and liabilities:
Accounts receivable	6,453	3,099
Inventories	3,407	2,148
Prepaid and other assets	1,215	971
Accounts payable	(466)	(8,853)
Accrued and other liabilities	1,622	(240)
Post retirement benefits liability	(37)	(92)
Net cash provided by operating activities	13,104	412

Cash flows from investing activities:
Purchase of property, plant and equipment	(1,188)	(1,797)
Net cash used in investing activities	(1,188)	(1,797)

Cash flows from financing activities:
Gross repayments on revolving line of credit	(20,543)	(47,196)
Gross borrowings on revolving line of credit	12,767	49,240
Payment from term loan	175	—
Payment of principal on terms loans	(1,133)	(844)
Payment of deferred loan costs	—	(12)
Payment related to the purchase of treasury stock	—	(60)
Net cash used in financing activities	(8,734)	1,128

Net change in cash and cash equivalents	3,182	(257)

Cash and cash equivalents at beginning of period	1,422	790

Cash and cash equivalents at end of period	$4,604	$533

Cash paid for:
Interest	$1,289	$802
Income Taxes	$117	$208

Non cash:
Fixed asset purchases in accounts payable	$146	$368